Exhibit 99.1


For immediate release


                BIG ENTERTAINMENT COMPLETES ACQUISITION OF MOVIE
                 INTERNET PROPERTIES OF MEDIA ANALYST PAUL KAGAN


NEW YORK, NY and BOCA RATON, FL, September 3, 1999 -- Big Entertainment, Inc. (NASDAQ:BIGE) announced today that it has completed the acquisition of the motion picture Internet data properties of media industry analyst Paul Kagan for $10 million in Big Entertainment securities. Assets acquired include Baseline and its website, pkbaseline.com, one of the largest and most authoritative databases of movie information.

The Company plans to integrate portions of the movie content from pkbaseline.com into the Company's website, Hollywood.com, adding to the quality, depth and user experience of Hollywood.com. Baseline's content includes film credits, information on film projects in production, new movie releases, box office data, film synopses, biographies of entertainment celebrities and film reviews. The data includes comprehensive information on over 67,000 films in the last half century. Baseline data continuously tracks production, distribution, and exhibition of feature films worldwide, including box office projections, budgets, and trends. Users of Baseline include movie studios, investment banking firms, analysts, news organizations, and movie fans.

 "We welcome Baseline to our family of movie-related online assets, and also welcome Paul Kagan as a Big Entertainment shareholder," said Mitchell Rubenstein, chairman and chief executive officer, Big Entertainment. "The ownership of this comprehensive movie content database will provide for an additional revenue stream for our Company, as we will continue its business of licensing data to studios, investment banking firms, and news organizations and others. Also, selected consumer-oriented movie content from Baseline will be available on Hollywood.com, enhancing the user experience."

The purchase price of $10 million was payable with $9 million of BigE common stock and $1 million in warrants to purchase BigE common stock.

ABOUT BIG ENTERTAINMENT

Big Entertainment, Inc. was founded by Mitchell Rubenstein and Laurie S. Silvers, who earlier founded the Sci-Fi Channel(TM). Big Entertainment owns Hollywood.com, bigE.com, Baseline (pkbaseline.com), and Showtimes.com, Inc. aka CinemaSource, a combination of movie-related Internet businesses that are being combined under the "Hollywood.com" brand. Hollywood.com (www.hollywood.com) is a premier movie website; bigE.com (www.bige.com) is a leading online movie studio store; Baseline (pkbaseline.com) is one of the largest online databases of movie information; and Showtimes.com, Inc. aka CinemaSource is the nation's largest provider of movie showtimes to the Internet. Big Entertainment also owns entertainment properties created for it by best-selling authors and media celebrities, including Leonard Nimoy and Mickey Spillane.


                                    - more -

CBS Corporation and BigE recently announced that they have signed a definitive agreement for CBS to receive a 30% ownership interest (with warrants to purchase an additional 5% ownership position) in Big Entertainment in exchange for $105 million of promotion, advertising, content and other consideration.

ABOUT KAGAN AND PKBASELINE.COM

Paul Kagan Associates, Inc., now in its 31st year, is headquartered in Carmel, CA, with affiliates in New York, London, and Hong Kong. It compiles proprietary media industry financial and operating databases; and provides trend analysis in newsletters, reports, and reference works. It also provides consulting, valuation and conference services in the businesses of broadband technology, telecommunications, radio and TV broadcasting, entertainment and sports. Its thousands of reports and data files have been archived and updated regularly online since 1994.

Baseline, founded in 1983 and based in New York City, launched the film/TV industry's first online information service in 1986. Its electronic vaults contain comprehensive information on over 67,000 films and TV programs in the last half century. In addition to its comprehensive data on existing films, the database contains details of films and TV programs in development and extensive biographies of nearly 1 million entertainment industry celebrities and executives.

                                       ###


(The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Big Entertainment's filings with the Securities and Exchange Commission.)

CONTACTS:

For Big Entertainment                     For Paul Kagan and PKBaseline.com:
Stuart Halperin                           Paul Kagan
310-586-2016                              831-624-1536
email: shalperin@hollywood.com            email: info@kagan.com

-or-

Investor Relations
Mark Cohen
516-773-2477